First Internet Bancorp Agrees to Sell Nearly $1 Billion of Single Tenant Lease Financing Loans to Blackstone

Fishers, Indiana and New York, New York, September 10, 2025 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), and Blackstone (NYSE: BX) jointly announced today that the Bank has entered into an agreement to sell up to $869 million of performing single tenant lease financing loans to vehicles affiliated with Blackstone Real Estate Debt Strategies (“BREDS”). The Bank will retain customer-facing servicing responsibilities for all loans sold as part of this transaction.

“This proposed transaction is a decisive step that advances key strategic priorities, including strengthening our capital position, accelerating operating performance towards our near-term target of 1.00% return on average assets, and significantly enhancing net interest margin,” said David Becker, CEO and Chairman of First Internet Bancorp. “Reducing our exposure to fixed rate, lower-coupon loans is a meaningful component towards further optimizing our earning asset base, providing balance sheet flexibility and a resilient earnings profile regardless of the interest rate environment. With stronger capital generation capabilities and balance sheet capacity, First Internet Bancorp will be well-positioned to capitalize on future growth opportunities. It was a pleasure to work with Blackstone Real Estate on this transaction, and we look forward to building a strong relationship with them going forward.”

Tim Johnson, Global Head of Blackstone Real Estate Debt Strategies, said: “We’re pleased to acquire this portfolio of high-quality, performing commercial real estate loans. With our market-leading platform, deep expertise and $77 billion of AUM, we are able to provide innovative solutions to financial institutions for their commercial real estate portfolios. We are excited to work with First Internet Bancorp and look forward to identifying additional opportunities in the future.”

These performing single tenant lease financing loans are expected to be sold at a price approximating 95% of the unpaid principal balance, inclusive of transaction costs. The reduction in loan balances – and, consequently, the reduction in risk-weighted assets – more than offsets the impact of the reduction in shareholders’ equity, leading to increases in the Company’s and Bank’s regulatory capital ratios. Upon closing the transaction, the Company expects to move approximately $550 million of deposit balances off-balance sheet, aiming to provide a modest increase to its tangible common equity ratio. The remaining proceeds are expected to be used to fund near-term loan growth opportunities with the option to move additional deposits off-balance sheet.

The proposed transaction is expected to close on or around September 18, 2025, subject to market conditions and customary closing requirements. The Company has filed supplemental materials regarding this transaction with the Securities and Exchange Commission.

For Blackstone Real Estate, this transaction follows the acquisition of $22 billion of commercial real estate loan portfolios in the last 24 months, including the acquisition of an approximately 20% stake in the $17 billion Signature Bank commercial real estate debt portfolio with JV partners, the $1 billion performing senior mortgage loan portfolio acquisition from PBB and the recent acquisition of approximately $2 billion of commercial real estate loans from Atlantic Union Bank. The BREDS platform has deployed $38 billion from January 2024 through June 2025.

Piper Sandler Loan Strategies, LLC served as the introducing broker on behalf of First Internet Bancorp. Gibson, Dunn & Crutcher LLP and Ballard Spahr LLP acted as legal advisors to Blackstone.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $6.1 billion as of June 30, 2025. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. First Internet Bank provides consumer and small business deposit, SBA financing, franchise finance, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about First Internet Bank, including its products and services, is available at www.firstib.com.

About Blackstone Real Estate Debt Strategies
Blackstone Real Estate Debt Strategies (“BREDS”) is the largest alternative asset manager of real estate credit with $77 billion of investor capital under management. Serving institutional, insurance, and individual investors, BREDS originates loans and makes debt investments across global private and public real estate credit markets and across the capital structure and risk spectrum. BREDS also manages Blackstone Mortgage Trust (NYSE: BXMT), a publicly-traded commercial mortgage REIT, and is a fully integrated part of the Blackstone Real Estate platform, the largest owner of commercial real estate globally.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the sale of loans, including the risks that (a) the sale of loans may not be consummated within the anticipated time period, or at all, (b) conditions to the consummation of the sale of loans may not be satisfied, (c) the purchasers’ rights to force the Company to retain or repurchase one or more loans under certain circumstances, and (d) the limitations on remedies contained in the agreement may limit or entirely prevent the Company from specifically enforcing obligations of the purchasers under the agreement or recovering damages for any breach by the purchasers; (2) the effects that any termination of the sale agreement may have on the Company or its business, including the risks that (a) the Company’s stock price may decline significantly if the sale is not completed or (b) any chilling effect on alternative transactions or future loan sales; (3) the effects that the announcement or pendency of the sale of loans may have on the Company or the Bank and its operations, including the risk that as a result the Bank’s business, operating results or the Company’s stock price may suffer; (4) the risk that the sale of loans may involve unexpected costs, liabilities or delays; (5) projected benefits and offsets resulting from the sale of loans and uses of proceeds may not reflect actual results or be realized at all; (6) other economic, business, competitive, legal, regulatory, and/or tax factors; and (7) other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Contact information:

First Internet Bancorp
Investors/Analysts    Media
Paula Deemer    PANBlast
Director of Corporate Administration    Zach Weismiller
(317) 428-4628    firstib@panblastpr.com
investors@firstib.com

Blackstone
Claire Keyte
Claire.Keyte@Blackstone.com
(646) 482-8753